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                                                                  EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of HCIA Inc. ("HCIA") for the registration of 2,216,696 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1996, except
Note 12 as to which the date is July 19, 1996, with respect to the consolidated balance sheets of HealthVISION, Inc. as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period February 2, 1994 (inception) through December 31, 1994 included in HCIA's Current Report on Form 8-K dated July 22, 1996, filed with the Securities and Exchange Commission and to the use of our report dated January 12, 1996, except for Note 8 as to which the date is July 19, 1996, with respect to the combined balance sheet of LBA Health Care Management, Inc. and Healthcare Data Source, Inc. (collectively, the "Predecessor Business") as of December 31, 1994 and the combined statements of operations and retained earnings and cash flows for the Predecessor Business for each of the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through September 27, 1995, the balance sheet of LBA Health Care Management, Inc. as of December 31, 1995, and the statements of operations and retained earnings and cash flows of LBA Health Care Management, Inc. for the period from September 28, 1995 through December 31, 1995.


Ernst & Young, LLP
/s/ Ernst & Young, LLP
Walnut Creek, California
July 22, 1996